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                                   EXHIBIT 1.3

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January 25, 2005



Mr. Martin A. Thomson
President & CEO
Alpena Bancshares, Inc.
100 South Second Avenue
Alpena, MI 49707

Mr. Martin A. Thomson
President & CEO
Alpena Bancshares, MHC
100 South Second Avenue
Alpena, MI 49707


                                  CONFIDENTIAL
                                  ------------


        Re: PROPOSED SECOND STEP STOCK CONVERSION--ADVISORY, ADMINISTRATIVE AND MARKETING SERVICES

Dear Mr. Thomson:

The National Association of Securities Dealers, Inc. (the "NASD") has requested an amendment to the engagement letter, dated November 1, 2004, setting forth the terms of the proposed engagement between Ryan Beck & Co., Inc. ("RBCO"), Alpena Bancshares, Inc. (the "Institution") and Alpena Bancshares, MHC (the "MHC") in connection with the proposed elimination of the MHC and sale of the portion of the common stock of the Institution currently held by the MHC (the "second step stock offering"). Accordingly, Section 4(b), COMPENSATION, is amended to read as follows (amended language underlined):

        "b. A sales fee of one percent (1.00%) of the dollar amount of the Common Stock sold in the Offering, other than those shares sold pursuant to

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                subparagraph c. below. No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons ("Insiders") and qualified and non-qualified employee benefit plans of the Institution or the Insiders. The $25,000 fee will be credited against the sales fee. IN THE EVENT THE OFFERING IS NOT CONSUMMATED, RBCO WILL BE ENTITLED ONLY TO THE REIMBURSEMENT OF ITS ACCOUNTABLE OUT-OF-POCKET EXPENSES AND PAYMENTS FOR CERTAIN SERVICES PERFORMED, AS OUTLINED IN SECTIONS 3(A) AND 3(B) OF THIS ENGAGEMENT LETTER, AS OF THE DATE OF TERMINATION. ANY PORTION OF THE $25,000 FEE THAT HAS BEEN ADVANCED TO RBCO AND FOR WHICH SERVICES HAVE NOT BEEN PERFORMED AS DESCRIBED ABOVE SHALL BE RETURNED TO THE INSTITUTION."

All other sections and provisions in the engagement letter dated November 1, 2004 shall continue in full force and effect and are incorporated by reference into this amendment.

RYAN BECK & CO., INC.




BY:     /s/ Michael A. Schechter
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        Michael A. Schechter
        Vice President


Accepted and Agreed to This 25th Day of January, 2005




BY:      /s/ Martin A. Thomson
        --------------------------------------------
        Martin A. Thomson
        President and Chief Executive Officer
        Alpena Bancshares, Inc.




BY:      /s/ Martin A. Thomson
        --------------------------------------------
        Martin A. Thomson
        President & Chief Executive Officer
        Alpena Bancshares, MHC